Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact	Imagenetix Investor Relations	William P. Spencer
		(858)385-2797	Chief Executive Officer
Imagenetix, Inc.
Tel: (858) 674-8455

IMAGENETIX, INC. REPORTS THIRD QUARTER 2011 RESULTS

San Diego, CA***February 25, 2011***Imagenetix, Inc. (OTCBB:IAGX) announced today results for the three and nine months ended December 31, 2010. Net sales decreased 4% for the third quarter of fiscal year 2011 to $1,696,000 from $1,765,000 for the same period of last year.   A loss of $1,202,000, $0.10 per share, was reported for the third quarter of fiscal year 2011, compared to a net loss of $294,000, $.03 per share, for the same period of the prior fiscal year.

For the nine months ended December 31, 2010, net sales increased 11% to $6,001,000 from $5,368,000 for the same period the previous fiscal year.  The company reported a  net loss of $1,736,000, $0.15 per share, compared to a net loss of $156,000, $0.01 per share, for the previous fiscal year.  The previous fiscal year included one-time before tax settlement income of $1,250,000.

Commenting on the results of the third quarter, Mr. William Spencer, Imagenetix Chief Executive Officer said: “The loss during the quarter was driven by our advertising and promotional campaigns.  Although quarterly sales to the mass market segment increased by 66% for the quarter, it was not enough to offset reductions in the wholesale and distribution segment sales.  This was coupled with a significant increase in advertising and sales promotions to introduce consumers to our product line that now reaches nation-wide for Celadrin softgels and BioGuard, and throughout the west for Celadrin cream.  We held many product demonstrations, offered manufacturers rebates and advertised in both print and national television media.  We recognize this to be the most effective way to increase product exposure and impact sales and product recognition over the long term. In addition, we continue to analyze strategic alliances for our array of intellectual properties as well as exploring sale of non-strategic assets.”

About Imagenetix
Imagenetix, based in San Diego, California, is an innovator of scientifically tested, natural-based, proprietary, bioceutical products developed to enhance human health on a global basis.  Imagenetix develops and formulates propriety over-the-counter topical creams, skincare products and nutritional supplements to be marketed globally through multiple channels of distribution.  In addition, the company develops patentable compounds for entering into licensing agreements with pharmaceutical partners.  Imagenetix is the creator of Celadrin®.  Please visit, www.celadrin.com, www.bioguardhealth.com or www.imagenetix.net.

Certain matters in this news release are forward-looking statements which are subject to risks and uncertainties that could cause actual results to vary materially from those projected.  Such risks and uncertainties include, but are not limited to, adverse fluctuations in future operating results due to a number of economic, competitive, and other factors, including, among other things, the size and timing of customer contracts, new or increased competition, changes in market demand, and seasonality of purchases of the company's products and services.  Additional information with respect to these and other factors, which could materially affect the company and its operations, are included in the company’s SEC filings, including its Form 10-K for the year ended March 31, 2010.

Imagenetix, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Net sales	$1,696	$1,765	$6,001	$5,368
Cost of sales	1,279	878	3,460	2,973
Gross profit	417	887	2,541	2,395
Gross profit percent	24.6%	50.3%	42.3%	44.6%

Operating expenses:
Selling, general and administrative	1,816	573	3,288	1,956
Payroll expense	272	325	834	849
Consulting expense	353	434	1,106	1,009
Operating expenses	2,441	1,332	5,228	3,814

Operating loss	(2,024)	(445)	(2,687)	(1,419)
Other income	-	3	1	6
Settlement income	-	-	-	1,250
Interest expense	(44)	-	(158)	(2)
Loss before income taxes	(2,068)	(442)	(2,844)	(165)
Income tax benefit	(866)	(148)	(1,108)	(9)

Net loss	$(1,202)	$(294)	$(1,736)	$(156)

Loss per share:
Basic and diluted	$(0.10)	$(0.03)	$(0.15)	$(0.01)

Weighted average common shares outstanding:
Basic and diluted	11,811	11,011	11,645	11,011

Imagenetix, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	December 31,	March 31,
	2010	2010
Assets:
Current assets:
Cash and cash equivalents	$171	$981
Accounts receivable, net	959	1,049
Inventories, net	988	1,350
Prepaid expenses and other current assets	282	151
Deferred tax asset	2,034	933
Total current assets	4,434	4,464

Property and equipment, net	67	89
Long-term prepaid expenses	9	18
Other assets	117	125
Total assets	$4,627	$4,696

Liabilities and stockholders' equity:
Current liabilities:
Secured note payable to bank	$1,025	$-
Convertible notes	294	-
Accounts payable	710	997
Accrued liabilities	67	83
Customer deposits	22	25
Contract payable	75	86
Total current liabilities	2,193	1,191

Stockholders' equity	2,434	3,505

Total liabilities and stockholders' equity	$4,627	$4,696